Exhibit 99.1

BIOSTAR PHARMACEUTICALS, INC. SECOND QUARTER REVENUE INCREASED 46.4% TO $19.4 MILLION

XIANYANG, China, August 17, 2010 – Biostar Pharmaceuticals, Inc. (NASDAQ GM: BSPM) (“Biostar” or “the Company”), a Xianyang-based manufacturer of a leading over-the-counter Hepatitis B medicine, Xin Aoxing Oleanolic Acid Capsules (“Xin Aoxing Capsules”), and a variety of pharmaceutical products, today announced financial results of the second quarter ended June 30, 2010.

-	Q2 2010 revenue increased 46.4% to $19.4 million
-	Q2 2010 Non-GAAP adjusted net income increased 50.9% to $5.8 million with adjusted EPS of $0.21
-	Biostar reiterates guidance for 2010: Revenue expected to be between $80.0 to $82.0 million and net income between $18.0 to $20.0 million

SUMMARY FINANCIALS

Second Quarter 2010 Results (unaudited)
	Q2 2010	Q2 2009	CHANGE
Net Sales	$19.4 million	$13.2 million	+46.4%
Gross Profit	$14.4 million	$9.7 million	+47.8%
GAAP Net Income	$5.6 million	$3.9 million	+44.7%
Adjusted Non-GAAP Net Income*	$5.8 million	$3.9 million	+50.9%
GAAP EPS (Diluted)	$0.20	$0.16	+25.0%
Adjusted Non-GAAP EPS (Diluted)*	$0.21	$0.16	+31.2%
*Excluding non-cash stock-based compensation charge of $0.2 million for Q2 2010.  For more information about the non-GAAP financial measures contained in this press release, please see "About Non-GAAP Financial Measures" below.

Six Months 2010 Results (unaudited)
	6-Month 2010	6-Month 2009	CHANGE
Net Sales	$31.8 million	$20.7 million	+53.5%
Gross Profit	$23.9 million	$14.5 million	+64.6%
GAAP Net Income	$7.8 million	$5.7 million	+38.0%
Adjusted Non-GAAP Net Income**	$8.2 million	$5.7 million	+44.9%
GAAP EPS (Diluted)	$0.28	$0.24	+16.7%
Adjusted Non-GAAP EPS (Diluted)**	$0.30	$0.24	+25.0%
**Excluding non-cash stock-based compensation charge of $0.4 million for the first six months of 2010.  For more information about the non-GAAP financial measures contained in this press release, please see "About Non-GAAP Financial Measures" below.

Second Quarter 2010 Financial Results

Revenue for the second quarter of 2010 increased 46.4% to approximately $19.4 million compared to $13.2 million for the second quarter of 2009.  Sales of Xin Aoxing Capsules, Biostar’s flagship product, , increased by 41.7% to $12.7 million with a gross margin of 85.0%, compared to $8.9 million in the second quarter of 2009. During the second quarter of 2010, sales of Xin Aoxing represented 65.4% of total revenues and benefited from $1.7 million in sales from the Beijing, Tianjing and Shanghai markets which were launched in the first quarter of 2010, in addition to $1.6 million from four new provincial markets including Jiangsu, Jiangxi, Chongqing and Hebei province. Another notable contributor from Biostar’s portfolio was its Gan Wang Compound Paracetamol Capsules (“Gan Wang”), which grew 42.0% to $1.4 million in sales for the second quarter of 2010 and benefitted from an unusually cold weather during the second quarter in Shaanxi province. In addition, sales of the Company’s health supplement products were $1.8 million in the second quarter of 2010. The Company continued its expansion into rural communities in China with products now being sold at 7,000 locations. $4.0 million in revenues were generated through this sales channel during the second quarter, up 58.8% from the year ago period.

"We are pleased to report another quarter of strong revenue growth, which benefited from the 42% growth in sales of our flagship product. We are seeing dividends from the resources allocated to expand brand recognition and awareness for our Xin Aoxing Capsules as a preferred medical treatment for Hepatitis B in China,” commented Ronghua Wang, Chairman and Chief Executive Officer of Biostar. “The addition of new rural network locations and our nutritional supplement product line is anticipated to generate incremental revenues for the balance of 2010. Collectively, our growth plan gives us confidence in meeting our 2010 guidance.”

Cost of goods sold for the three months ended June 30, 2010 was approximately $5.0 million or 25.8% of revenue, as compared to $3.5 million or 26.5% of revenue for the three months ended June 30, 2009. Gross profit for the second quarter of 2010 were $14.4 million with gross margins of 74.2%, compared to $9.7 million in gross profit and gross margins of 73.5% for the second quarter of 2009. The increase in gross profit was due to the increased sales volumes of higher margin products, including Xin Aoxing Capsules, Gan Wang and new health supplement products in the second quarter of 2010.

Operating expenses for the three months ended June 30, 2010 were approximately $6.9 million, an increase of 60.6% compared to the same period in 2009. Selling and distribution cost increased 62.4% to $6.1 million in the second quarter of 2010, which was primarily due to $2.5 million in incremental advertising and promotional efforts which included billboards, newsprints and in-store advertising designed to drive sales in existing and new markets and to promote brand awareness and drive sales of Xin Aoxing Capsules. In addition, the Company incurred a non-cash equity compensation charge of $0.2 million in the second quarter of 2010, which was not present in the year ago period.

Operating income for the second quarter of 2010 totaled approximately $7.5 million, a 37.9% increase from $5.5 million reported for the second quarter of 2009. Operating margins were 38.8% and 41.3% for the second quarter of 2010 and 2009, respectively. Excluding non-cash equity compensation charge of $0.2 million, adjusted operating income for the second quarter of 2010 was $7.8 million with operation margins of 40.1%. (Please see "About Non-GAAP Financial Measures" below.)

Net income was approximately $5.6 million for the second quarter of 2010, a 44.7% increase from the second quarter of 2009. Diluted earnings per share were $0.20 for the second quarter of 2010 compared to $0.16 for the second quarter of 2009, based upon 27.8 million and 23.7 million diluted common stocks outstanding, respectively. Adjusted Non-GAAP net income for the second quarter was $5.8 million, or $0.21 per diluted common share based on 27.8 million diluted common stocks outstanding for the second quarter of 2010. (Please see "About Non-GAAP Financial Measures" below.)

Six Month Results

For the six months ended June 30, 2010, revenue increased approximately 53.5% to $31.8 million compared to the same period in 2009. Gross profit was approximately $23.9 million for the first six months of 2010, representing an increase of 64.6% from the first six months of 2009. Gross margins improved 510 basis points to 75.3% for the first six months of 2010 compared to the year ago period.

Income from operations was $10.7 million for the first six months of 2010, representing an increase of 37.2% over the first six months of 2009. Operating margins were 33.6% for the first six months of 2010, compared to 37.6% for the first six months of 2009. Excluding the non-cash equity compensation charge of $0.4 million recorded during the first six months of 2010, adjusted operating income for the first six months is $11.1 million with operating margins of 34.8%. (Please see "About Non-GAAP Financial Measures" below.)

Net income was $7.8 million for the six months ended June 30, 2010, an increase of approximately 38.0% from the same period in 2009. Fully diluted earnings per share were $0.28 compared to $0.24 for the first six months of 2010 and 2009 respectively, based up on 27.8 million and 23.7 million shares. Adjusted Non-GAAP net income for the first six months of 2010 was $8.2 million, or $0.30 per diluted common share. (Please see "About Non-GAAP Financial Measures" below.)

Balance Sheet and Cash Flow

Cash and cash equivalents totaled $9.7 million on June 30, 2010, compared to $8.6 million on December 31, 2009. Accounts receivable balance was approximately $25.3 million on June 30, 2010, versus approximately $19.8 million on December 31, 2009. Days sales outstanding (DSO) for the first six months of 2010 were at 145 days, compared to 134 days for the same period in 2009. The increase was primarily due to expansion of its Xin Aoxing Capsules to four new provincial markets and newly launched health supplement products in the second quarter. The Company had a current ratio of 5.7 to 1 and stockholders’ equity of $49.5 million, with total assets of $56.4 million versus total liabilities of $6.8 million on June 30, 2010.

For the first six months of 2010, the Company generated $1.6 million in cash from operations versus $1.2 million for the same period in 2009.

Business Developments

On March 29, 2010, Biostar officially took control over the assets of Xi’an Meipude Bio-Technology Co., Ltd., a Xi’an-based medical equipment manufacturer (“Meipude”). The Company commenced sales of hernia belts produced from Meipude’s assets in the second quarter of 2010 and plans to expand through the Company’s current sales network.

As of June 30, 2010, Biostar has expanded its rural supply network to approximately 7,000 sales outlets, which is a 430.3% increase from June 30, 2009. This sales channel has contributed $4.8 million in revenues for the first six months of 2010, a 66.1% increase from the same year ago period.

On July 1, 2010, the Company appointed Mr. Deyin “Bill” Chen as Chief Financial officer.

On July 28, 2010, all shareholders of the Company’s PRC operating subsidiary, Aoxing Pharmaceuticals, officially registered with the local office of State Administration of Industry and Commerce for the Share Pledge Agreement with its offshore holding company, Shaanxi Biostar. With the Agreement, transfer or sale of any equity interest in the Company’s PRC operating subsidiary owned by its shareholders will not be approved by the Chinese government as these shares have already been pledged to the offshore holding company.

“The Share Pledge Agreement eliminates one of the risks associated with investing in our shares, specifically, that the Agreement prevents shareholders of local operating subsidiary from transferring the equity interest from local operating entity and protects public shareholders’ interest,” continued Mr. Wang.

“We are making progress on all aspects of our business. We expect to receive the final approval to produce Zushima Analgesic Spray in October. With $30 million in anticipated capacity, we expect to generate $3 million in revenue for fiscal 2011 and to grow at least 50% for the coming years. We will remain focused on expanding our sales footprint, branding our leading products, while introducing higher margin products, which we believe will collectively drive further growth and increased profitability. ” concluded Mr. Wang.

Conference Call

The Company will host a conference call to discuss the 2010 second quarter financial results on Tuesday, August 17, 2010 at 9:30 a.m. ET. Interested participants should call +1-877-941-4778 within the United States, or US +1-480-629-9763 if calling internationally. The conference ID is 4345891. It is advisable to dial in approximately 5-10 minutes prior to 9:30 a.m. ET. This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at http://www.viavid.net or at the following link: http://viavid.net/dce.aspx?sid=00007973. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Biostar Pharmaceuticals, Inc.

Biostar Pharmaceuticals, Inc., through its wholly-owned subsidiary and controlled affiliate in China, develops, manufactures and markets pharmaceutical and health supplement products for a variety of diseases and conditions. The Company's most popular product is its Xin Ao Xing Oleanolic Acid Capsule, an over-the-counter ("OTC") medicine for chronic hepatitis B, a disease affecting approximately 10% of the Chinese population. In addition to its hepatitis product, Biostar currently manufactures two broad-based OTC products, two prescription-based pharmaceuticals, one medical device and five health supplements.

Safe Harbor

Certain statements in this release concerning our future growth prospects are forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China. Additional risks that could affect our future operating results are more fully described in our United States Securities and Exchange Commission filings including our Form S-1 dated June 27, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, our 10-K for the year ended December 31, 2009, and other recent filings. These filings are available at www.sec.gov. We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statements that may be made from time to time by or on our behalf.

About Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP adjusted net income and non-GAAP adjusted EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance and liquidity by excluding certain expenses and expenditures that may not be indicative of "recurring core business operating results", meaning operating performance excluding non-cash stock-based compensation charge. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to competitors' operating results. The Company believes these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of the business.

    For further information, contact:

     Bill Chen (Deyin), CFO
     Tel: (86)138-161-00700
     Email: bchen65@gmail.com

     Ted Haberfield
     HC International, Inc.
     Tel: US +1-760-755-2716
     Email: thaberfield@hcinternational.net
     Web: http://www.hcinternational.net

Source: Biostar Pharmaceuticals, Inc.

BIOSTAR PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$9,663,639	$8,577,704
Accounts receivable	25,291,760	19,803,434
Inventories	1,863,769	340,078
Prepaid expenses and other receivables	2,269,116	1,500,327
Total Current Assets	39,088,284	30,221,543

Deposits	881,318	1,316,328
Property and equipment, net	5,150,606	4,340,917
Intangible assets, net	11,233,092	11,131,681

Total Assets	$56,353,300	$47,010,469

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts and other payables	$4,146,719	$3,559,281
VAT payable	925,250	1,050,051
Income tax payable	1,775,261	1,481,266
Total Current Liabilities	6,847,230	6,090,598

Commitment and contingencies

Stockholders' Equity
Series B, convertible preferred stock, $0.001 par value, 5,000,000 shares authorized,
532,282 and 3,060,000 shares issued and outstanding at June 30, 2010 & December 31, 2009	532	3,060
Common stock, $.001 par value, 100,000,000 shares authorized,
26,855,154 and 23,374,799 shares issued and outstanding at June 30, 2010 & December 31, 2009	26,855	23,375
Additional paid-in capital	20,417,502	19,801,366
Statutory reserve	3,727,426	2,860,685
Retained earnings	24,526,519	17,548,676
Accumulated other comprehensive income	807,236	682,709
Total Stockholders' Equity	49,506,070	40,919,871

Total Liabilities and Stockholders' Equity	$56,353,300	$47,010,469

BIOSTAR PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Sales, net	$19,395,691	$13,245,042	$31,758,866	$20,692,706

Cost of sales	5,004,876	3,509,754	7,845,302	6,168,561

Gross profit	14,390,815	9,735,288	23,913,564	14,524,145

Selling, general and administrative expenses	6,858,395	4,271,308	13,248,168	6,751,292

Income from operations	7,532,420	5,463,980	10,665,396	7,772,853

Other Income (Expense)
Interest income	2,435	183	6,121	493
Other expenses	(187,000)	(248,740)	(198,772)	(248,740)
Total other Income (Expense)	(184,565)	(248,557)	(192,651)	(248,247)

Income before income taxes	7,347,855	5,215,423	10,472,745	7,524,606

Provision for income taxes	1,768,800	1,360,246	2,630,375	1,840,397

Net income	$5,579,055	$3,855,177	$7,842,370	$5,684,209

Net income per common share
Basic	$0.21	$0.17	$0.30	$0.24
Diluted	$0.20	$0.16	$0.28	$0.24

Weighted average common shares outstanding
Basic	26,337,637	23,240,899	26,337,637	23,240,899
Diluted	27,797,012	23,659,071	27,797,012	23,659,071

BIOSTAR PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended
	June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,842,370	$5,684,209
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	277,753	332,468
Impairment loss on building	-	248,730
Stock-based compensation and other non-cash expenses	392,551	-
Make good shares expense	187,000	-
Changes in operating assets and liabilities:
Accounts receivable	(5,385,500)	(3,582,534)
Inventories	(1,516,785)	(244,529)
Deposit	-	109,774
Prepaid expenses and other receivables	(759,808)	(2,799,533)
Accounts payable and accrued expenses	353,909	103,336
VAT payable	(109,713)	390,657
Income tax payable	286,730	946,113
Net cash provided by (used in) operating activities	1,568,507	1,188,691

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(286,349)	(439)
Acquisition of proprietary technologies	(265,150)	-
Net cash provided by (used in) Investing activities	(551,499)	(439)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	37,537	-
Net cash provided by (used in) financing activities	37,537	-

Effect of exchange rate changes on cash and cash equivalents	31,390	128

Net Increase (Decrease) in cash and cash equivalents	1,085,935	1,188,380

Cash and cash equivalents, beginning balance	8,577,704	758,316

Cash and cash equivalents, ending balance	$9,663,639	$1,946,696

SUPPLEMENTAL DISCLOSURES:
Income tax payments	$2,343,972	$480,620

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of preferred stock to common stock	$2,628	$-
Cashless exercise of warrants	$815	$-
Prior year deposit for acquisition of property and equipment	$439,016	$-
Payable for acquisition of property and equipment	$198,279	$-